Exhibit 99.1
News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	James M. Roolf
SVP, Corporate Relations Officer
TRADED:	NASDAQ Global Select Market	(630) 875-7533
SYMBOL:	FMBI	Jim.Roolf@firstmidwest.com
www.firstmidwest.com

FIRST MIDWEST BANCORP, INC. INCREASES CASH DIVIDEND TO $0.08 PER SHARE

ITASCA, IL, MAY 21, 2014 – First Midwest Bancorp, Inc. (“First Midwest”) (NASDAQ NGS: FMBI), the holding company for First Midwest Bank, today announced that its Board of Directors has approved a 14.3% increase in its quarterly cash dividend on its common stock to $0.08 per share. This quarterly cash dividend will be payable on July 15, 2014 to common stockholders of record on June 27, 2014 and will represent the 126th consecutive dividend paid by First Midwest since its inception in 1983.

“This represents our third dividend increase within the last twelve months and reflects our continued confidence in our performance momentum and business strategy,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “As our recently-announced transaction with Popular Community Bank indicates, our strong capital position allows us to grow our business and return value to our stockholders.”

First Midwest, with assets of $8.3 billion, is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest, through its subsidiary bank, provides a full range of business, retail banking and wealth management services through approximately 90 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa.

# # #